                                                                      EXHIBIT 2


                     AGREEMENT FOR THE SALE AND PURCHASE
                        OF THE SHARES IN RHEMAI I B.V.

                           SHARE PURCHASE AGREEMENT


THIS AGREEMENT IS MADE ON FEBRUARY 22, 1996

BETWEEN:

1. AM INTERNATIONAL, INC., a corporation incorporated under the laws of the state of Delaware, whose registered office is at Rosemont, Illinois, 9399 W. Higgins Rd., United States of America, for the purpose of this agreement duly represented by Steven R. Andrews, (the "Vendor");

                                                  at the one side and

2. PAUL KOOLE, living in Capelle aan de IJssel, either acting in his private capacity or on behalf of the besloten vennootschap met beperkte aansprakelijkheid in oprichting PK BEHEER B.V. (i.o.), a private company with limited liability in the process of incorporation under the laws of the Netherlands;

3. GERARDUS JOHANNES ANTONIUS MIDDENDORP, living at Rotterdam, either in his private capacity or on behalf of the besloten vennootschap met beperkte aansprakelijkheid in oprichting GBM BEHEER B.V. (i.o.), a private company with limited liability in the process of incorporation under the laws of the Netherlands;

4. DANNY MARCEL VANHESTE, either in his private capacity or on behalf of a besloten vennootschap met beperkte aansprakelijkheid in oprichting DVH BEHEER B.V. (i.o.), a private company with limited liability in the process of incorporation under the laws of the Netherlands;

        parties sub 2, 3 and 4 will be referred to hereinafter as the "Purchasers";

                                                         at the other side

        WHEREAS the Vendor is the owner of all the issued and outstanding shares of the capital stock (the "Shares") of Rhemai I B.V., a Netherlands corporation (a besloten vennootschap met beperkte aansprakelijkheid), whose registered office is at Amsterdam, Herengracht 450, the Netherlands (the "Company");

        WHEREAS the Company owns all the shares in a besloten vennootschap met beperkte aansprakelijkheid AM International B.V., a private company with limited liability under the laws of the Netherlands, having its registered offices in Rijswijk, the Netherlands, ("Holding");

        WHEREAS Holding is the owner of all the issued and outstanding shares of the capital stock of AM Nederland B.V., a Netherlands corporation ("AM Nederland"), AM Finance B.V., a Netherlands corporation ("AM Finance"), a company incorporated under the laws of Belgium AM International N.V. ("AM Belgium"), a company incorporated under the laws of France AM International S.A. ("AM France") and a company incorporated under the laws of the Federal Republic of Germany Am International GmbH ("AM Germany"), these subsdiaries to be collectively to be referred to as the "Holding Subsidiaries", and the activities of the Holding Subsidiaries to be referred to as the "Continental European AM Business", and whereas AM Germany is in formal bankruptcy proceedings in Germany;

        WHEREAS the Vendor has agreed to sell and the purchasers have agreed to purchase the whole of the share capital of the Company on the terms of this agreement, taking into consideration, that the Purchaser sub. 3 will participate in the share capital of the Company for a percentage of 40% and the Purchasers sub. 2 and sub. 4 for a percentage of 30% each;

        WHEREAS the Vendor and the Purchasers are of the opinion that additional equity is required in order for the Company, Holding or the Holding Subsidiaries to continue and to expand, in whole or in part, the Continental European Business;

        WHEREAS the Vendor is willing to enter into a Distribution Agreement and a Supply Agreement with the Company, both as conditions suspensive to the execution of this Agreement, these agreements being in conformity with the draft agreements attached hereto as Annex 1;

        WHEREAS the management of Holding will inform the Works Council of Holding on Friday February 23, 1996, about the transaction contemplated in this Agreement in order to enable the Works Council to exercise its rights under section 25 of the Netherlands Works Council Act (Wet op de ondernemingsraden), and whereas management of Holding will use its best efforts to procure that the Works Council's advice will be rendered on Monday February 26, 1996, at the latest.

THE PARTIES AGREE as follows:


                                  ARTICLE 1

                              Purchase and Sale


1.1 Subject to the conditions set out in this Agreement, the Vendor as legal and beneficial owner sells and the Purchasers buy the Shares and all rights attaching or accruing to the Shares now or after the date of completion of this Agreement, free of all pledges, liens, options, restrictions, rights of first refusal or rights of pre-emption, or any other incumbrance of security interest of any kind, other than those set out in the Company's Articles of Association.

1.2 The Vendor shall waive before completion of the sale and purchase of the Shares all rights of pre-emption and other restrictions on transfer over the Shares conferred upon it or any other person under the Articles of Association of the Company or otherwise.

1.3 The consideration payable by the Purchasers to the Vendor for the Shares is NLG 1, -- (ONE DUTCH GUILDER) to be paid in cash at the date of completion.

1.4 This Agreement will be executed upon the suspensive conditions of (i) the execution of a notarial deed between the Vendor and Deutsche de Bary Trust N.V. regarding the acquisition of the Shares by the Vendor and of (ii) the execution of a notarial deed between the Company and the Vendor regarding the acquisition of the shares in Holding by the Company and of (iii) the execution of the Supply Agreement and the Distribution Agreement.

                                  ARTICLE 2

                                   Closing

The transfer of the Shares will be effectuated on Monday February 26, 1996, by the execution of a notarial deed before one of the civil law notaries (notarissen) of Stibbe Simont Monahan Duhot, Amsterdam office, in conformity with the draft notarial deed (notariele akte levering aandelen) as attached hereto as Annex 2.

                                  ARTICLE 3

                              Further covenants

3.1 The Purchasers hereby explicitly acknowledges that it does not enter into this Agreement in reliance on any warranties, representations or undertakings howsoever or to whomsoever made, with respect to the Shares, with respect to Holding or with respect to the Holding Subsidiaries, except in sofar as such are expressly contained in Article 3.2 of this Agreement, and in particular the Purchasers acknowledge that this Agreement is entered into on the basis and condition that no information, representation or opinion set out or represented in the negotiations between the Purchasers and the Vendor forms part of this Agreement.

3.2 The Vendor hereby warrants and represents that it has the legal right and full power and authority to enter into and to perform this Agreement and the transactions described herein, and this Agreement, and all the documents which are to be executed at completion of this Agreement in relation to the transactions described herein will, when executed, constitute binding obligations on the Vendor, in accordance with its terms.

                                  Article 4
                             Equity Contribution

4.1 Parties agree that prior to the execution of the Notarial Deed the Vendor will contribute as equity (in the form of paid-in surplus) to the Company:

        - an amount of USD 1,000,000, (ONE MILLION US DOLLARS) in cash, to be transferred to the bank account of the Company;

        - a promissory note (a draft of which is attached hereto as Annex 3) in the amount of USD 1,000,000 (ONE MILLION US DOLLARS), consisting of the obligation to transfer to the Company in this amount the present product mix of machines (standard and system machines, supplies and parts) of AM Multigraphics products at standard current transfer pricing rates, this obligation to be fulfilled in equal monthly installments (or in greater amounts with the consent of the Vendor) beginning on the first day of the seventh month following the date of the execution of the Notarial Deed through the first day of the eighteenth month following such date. The Purchasers will procure that the Company will provide 90 days forecasts for product orders;


        - PrePress inventory (i.e. imagesetters, parts, etc.) for an amount of USD 308,000, (THREE HUNDRED AND EIGHT THOUSAND US DOLLARS) as listed on Annex 4, as well as two separate shipments of AM Multigraphics products with a total inventory value of USD 198,000, (ONE HUNDRED AND NINETY EIGHT THOUSAND US DOLLARS) and USD 45,000, (FORTY FIVE THOUSAND US DOLLARS) in current AM Products, or the corresponding receivable for such amount;

4.2 It is explicitly agreed that the contribution in cash of USD 1,000,000 (ONE MILLION US DOLLARS) will solely be used by the Company to continue and to expand the Continental European AM business.

4.3 If the full USD 308,000 (THREE HUNDRED AND EIGHT THOUSAND US DOLLARS) of PrePress inventory is not available, the difference between the actual amount available and USD 308,000, will be contributed in form of the current product mix of AM machines and parts.

                                  ARTICLE 5
                              Intercompany debt

Prior to the execution of the Notarial Deed, the Vendor will transfer and sell to the Company all intercompany debt owed to the Vendor by Holding or the Holding Subsidiaries as shown on the Vendor's books as of such date. The consideration will be NLG 1,-- (ONE NETHERLANDS GUILDER).

                                  ARTICLE 6

                         Supply Agreement for Masters

Prior to the execution of the Notarial Deed the Vendor will enter into a five-year requirements contract with the Company for the purchase of masters currently produced at Liege. Terms will include cash with order for the first 12 months of the contract (for shipment within thirty days of receipt of cash) and terms equal to those in the Distribution Agreement thereafter. Normal provisions will apply allowing the Vendor to seek other sources in the event of quality, supply or pricing issues (with respect to pricing issues this is limited to a price difference of more than 15%). The Vendor will retain ownership of all formulations, know-how and other technical or intellectual property rights with respect to the production of the masters and will license such rights to the Company at no costs for a period of ten years (pursuant to the Supply Agreement for Masters). The Company will agree not to sell the masters in the territory of North and South America and Japan without the Vendor's written consent, which will not be unreasonably withheld. The Company will provide 90 days written notice in the event it wishes to quit supplying any types of masters in the product line, or 120 days if it wishes to permanently quit manufacturing thereof.

                                  ARTICLE 7

                          Assignment of AGFA rebate

Prior to the execution of the Notarial Deed the Vendor will assign to Holding its right to receive a rebate from AGFA for 1995 purchases, up to a maximum of USD 120,000, for Canadian, U.S. and New Zealand sales. If the rebate will not be paid prior to May 31, 1996, the Vendor will transfer to Holding within one week thereafter an amount up to a maximum of USD 110,000, and the remainder up to USD 120,000 (ONE HUNDRED AND TWENTY THOUSAND US DOLLARS) in the form of equipment specified in Annex 5.

                                  ARTICLE 8

                               Indemnification

The Company and Holding will indemnify (vrijwaren) the Vendor against all claims that third parties may have against the Vendor as a result of the operation of Holding. As acknowledgement of their obligations resulting therefrom the Company and Holding will co-sign this Agreement. The Vendor acknowledges that it has no information at the date hereof that any such claim exists or is likely to become existent.

                                  ARTICLE 9

                           Discharge of Management

The Vendor herewith formally releases and discharges the members of the Management Board of Holding from their liabilities, if any, incurred towards the Vendor during the period as from July 1994 up and until the date of the transfer of the shares in Holding to the Company.

                                  ARTICLE 10

                                Announcements

10.1 No public announcement or communication concerning the transaction referred to in this Agreement shall be made or despatched at any time (whether before or after the closing of this Agreement) by any party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

10.2 Where such announcement or communication is required by law or any regulation or rule of any stock exchange in the United States of America or code of conduct, it shall so far as it is practicable be made by a party after consultation with the other party and taking into account the reasonable requirements of the other party. The Purchasers are entitled to inform the trade unions and the Works Council of Holding to the extent necessary to comply with Holding's obligations under the Netherlands Works Council Act and under the SER Merger Code.

                                  ARTICLE 11

                                Change of Name

The Purchasers will procure that not later than five years after the execution of this Agreement the corporate names of Holding and the Holding Subsidiaries have been changed to the effect that these no longer contain the name "AM". In the meantime the use of the name "AM" will be permitted by license as contemplated herein.

                                  ARTICLE 12

                                    Costs

Except as otherwise expressly agreed between the parties, each party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it. The costs of the notarial deed regarding the transfer of the Shares shall be borne by the Vendor.

                                  ARTICLE 13

                                   General

13.1 No variation in this Agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of both parties.

13.2 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13.3 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

13.4 The parties to this Agreement expressly waive their right to rescind or to terminate this Agreement as set forth in section 265 Book 6 Dutch Civil Code.

13.5 This agreement shall be binding on and inure to the benefit of the parties and their successors and assigns, provided, however, that this agreement shall not be assignable by the Purchasers without the express written consent of the Vendor.

                                  ARTICLE 14

                        Governing Law and Jurisdiction

14.1 This Agreement is governed by, and shall be construed in accordance with the laws of the Kingdom of the Netherlands.

14.2 Each party irrevocably agrees that the Courts of Amsterdam shall have exclusive jurisdiction to hear and determine any proceedings and to settle any disputes in connection with or arising from this Agreement, subject only to appeal (cassatie) to the Supreme Court (Hoge Raad) in The Hague.

This Agreement has been signed on the twenty second day of February, 1996, in one original copy

Signed by:

STEVEN R. ANDREWS
For and on behalf of
AM INTERNATIONAL INC.

/s/  STEVEN R. ANDREWS
     --------------------------

Signed by:
For and on behalf of
RHEMAI 1 B.V.

/s/
     --------------------------

Signed by:
PAUL KOOLE
either in his private capacity or on behalf of
PK BEHEER B.V. (I.O.)

/s/  PAUL KOOLE
     --------------------------

Signed by:
GERARDUS JOHANNES ANTONIUS MIDDENDORP
-------------------------------------
signed in his private capacity or on behalf of
GBM BEHEER B.V. (I.O.)

/s/  GERARDUS JOHANNES ANTONIUS MIDDENDORP
     -------------------------------------

Signed by:

DENNY MARCEL VANHESTE
signed in his private capacity or on behalf of DVH BEHEER B.V. (I.O.)

        /s/ DENNY MARCEL VANHESTE
----------------------------------------------


Signed by:
G.J.A. MIDDENDORP
signed on behalf of
AM INTERNATIONAL B.V.

          /s/ G.J.A. MIDDENDORP
----------------------------------------------

                             ANNEXES TO AGREEMENT
                          FOR THE SALE AND PURCHASE
                        OF THE SHARES OF RHEMAI 1 B.V.


1.  FORMS OF DISTRIBUTION AND SUPPLY AGREEMENTS

2.  TRANSFER OF SHARES

3.  FORM OF PROMISSORY NOTE

4.  SCHEDULE OF PREPRESS INVENTORY

5.  SCHEDULE OF EQUIPMENT


Copies of the above annexes will be made available to the Commission upon request.